Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G attached hereto) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares, par value of €0.01 per share, of Stellantis N.V., and that this Agreement may be included as an exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 26, 2021.

Dongfeng Motor Group Co Ltd.	By:	/s/ Haitao LV
	Name:	Haitao LV
	Title:	Authorized Representative

Dongfeng Motor Investment (Wuhan) Co., Ltd.	By:	/s/ Changling ZHOU
	Name:	Changling ZHOU
	Title:	Executive Director

Dongfeng Motor (Hong Kong) International Co., Limited	By:	/s/ Xianzhi LIAO
	Name:	Xianzhi LIAO
	Title:	Director